Exhibit 99.1

Connection (CNXN) Reports Record Second Quarter 2019 Results

Net Income Increases by 29.9% From Prior Q2

SECOND QUARTER SUMMARY:

  Record net income: $23.7 million, up 29.9% y/y
  Record gross profit: $117.0 million, up 8.9% y/y
  Record gross margin: 15.8%, compared to 15.2% y/y
  Record diluted EPS: $0.89, compared to $0.68 y/y, up 31.3%
  Cash balance: $69.7 million

MERRIMACK, N.H.--(BUSINESS WIRE)--August 1, 2019--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading technology solutions provider to business, government, and education markets, today announced results for the second quarter ended June 30, 2019. Net sales for the quarter ended June 30, 2019 increased by 4.9% to $741.1 million, compared to $706.6 million for the prior year quarter. Net income for the second quarter ended June 30, 2019 increased by 29.9% to $23.7 million, or $0.89 per diluted share, compared to net income of $18.2 million, or $0.68 per diluted share for the prior year quarter.

Net sales for the six months ended June 30, 2019 increased by 3.2% to $1,374 million, compared to $1,331.5 million for the six months ended June 30, 2018. Our average daily sales during the six months ended June 30, 2019 increased by 4.0%, compared to the six months ended June 30, 2018. Net income for the six months ended June 30, 2019 increased by 23.3% to $36.4 million, or $1.37 per diluted share, compared to net income of $29.5 million, or $1.10 per diluted share for the six months ended June 30, 2018.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) totaled $115.7 million for the twelve months ended June 30, 2019, compared to $100.9 million for the twelve months ended June 30, 2018.

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment increased to $271.1 million in the second quarter of 2019, compared to $270.0 million in the prior year quarter. We experienced strong growth in sales of desktops, servers/storage, and software products in the quarter. Gross margin increased by 201 basis points to 19.5% due to improved hardware margins and increased sales of cloud-based and security software, which is recognized on a net basis. The recognition of sales on a net basis can result in downward pressure on net sales, but will result in higher gross margins.
  Net sales for the Public Sector Solutions segment increased by 12.2% to $152.0 million in the second quarter of 2019, compared to the prior year quarter. Sales to the federal government increased by 21.5%, compared to the prior year, while sales to state and local government and educational institutions increased by 8.8%. Gross margin decreased by 49 basis points to 12.0% primarily due to changes in customer mix.
  Net sales for the Enterprise Solutions segment increased by 5.6% to $318.0 million in the second quarter of 2019, compared to the prior year quarter primarily due to strong performance in the retail and manufacturing verticals. Gross margin increased by 4 basis points to 14.4% primarily due to an increase in sales of cloud-based and security software.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 14% year over year and accounted for 29% of net sales in the second quarter of 2019, compared to 26% of net sales in the prior year quarter. The Enterprise Solutions segment experienced strong year-over-year growth in notebook/mobility sales.
  Accessories sales increased by 6% year over year and accounted for 13% of net sales in the second quarter of 2019 and 2018. The Enterprise Solutions segment experienced year-over-year growth in accessories sales due to timing of large project rollouts, compared to the prior year quarter.
  Desktop sales increased by 20% year over year and accounted for 13% of net sales in the second quarter of 2019, compared to 11% of net sales in the prior year quarter. The Enterprise Solutions and Business Solutions segments experienced strong year-over-year growth in desktop sales.
  Software sales increased by 10% year over year and accounted for 13% of net sales in the second quarter of 2019, compared to 12% of net sales in the prior year quarter. The Public Sector Solutions segment experienced strong year-over-year growth in software sales.

Selling, general and administrative (“SG&A”) expenses increased in the second quarter of 2019 to $84.7 million from $82.5 million in the prior year quarter, but decreased 25 basis points as a percentage of net sales.

Cash and cash equivalents were $69.7 million at June 30, 2019, compared to $91.7 million at December 31, 2018. During the second quarter of 2019, the Company repurchased 65,909 shares of stock for $2.2 million.

“Our increased productivity and improved execution allowed us to deliver a 31.3% increase in diluted earnings per share,” said Tim McGrath, President and Chief Executive Officer. “The Company achieved record gross profit, gross margin, and net income this quarter. Our success is attributed to our continued focus and strategic plan to help our customers build out solutions for software defined datacenter, hybrid cloud, and the digital workplace,” concluded Mr. McGrath.

Conference Call and Webcast

Connection will host a conference call and live web cast today, August 1, 2019 at 4:30 p.m. ET to discuss its second quarter financial results. To access the conference call (audio only), please dial 877-776-4016 (US) or 973-638-3231 (International). A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

Adjusted EBITDA, Adjusted EPS and Adjusted Net Income are non-GAAP financial measures. This information is included to provide information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measure is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection – Business Solutions (800-800-5555), (the original business of PC Connection) operating through our PC Connection Sales Corp. subsidiary, is a rapid-response provider of IT products and services serving primarily the small‑ and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection – Enterprise Solutions (561-237-3300), www.connection.com/enterprise, operating through our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection – Public Sector Solutions (800-800-0019), operating through our GovConnection, Inc. subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

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"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Terms such as "believe," "expect," "intend," "plan," "estimate," "anticipate," "may," "should," "will," or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, product availability and market acceptance, new products, continuation of key vendor and customer relationships and support programs, the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue, the ability of the Company to hire and retain qualified sales representatives and other essential personnel, the impact of changes in accounting requirements, and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2018. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended June 30,	2019		2018
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$741,076		$706,570		5%
Diluted earnings per share	$0.89		$0.68		31%

Gross margin	15.8%		15.2%
Operating margin	4.4%		3.5%
Return on equity (1)	13.5%		13.1%

Inventory turns	17		26
Days sales outstanding	55		53

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	29%		26%
Accessories	13		13
Desktops	13		11
Software	13		12
Servers/Storage	9		10
Displays	8		10
Net/Com Products	7		9
Other Hardware/Services	8		9
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,318		26,703
Total book value per share	$21.28		$19.09
Tangible book value per share	$18.15		$15.94
Closing price	$34.98		$33.20
Market capitalization	$920,604		$886,540
Trailing price/earnings ratio	12.5		14.1
LTM Adjusted EBITDA (2)	$115,733		$100,918
Adjusted market capitalization/LTM Adjusted EBITDA (3)	7.4		8.1

(1) Calculated as the trailing twelve months' of net income divided by the average trailing twelve months' of equity.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended June 30,	2019		2018
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Business Solutions	$271,052	19.5%	$270,042	17.5%
Enterprise Solutions	318,039	14.4	301,065	14.4
Public Sector Solutions	151,985	12.0	135,463	12.5
Total	$741,076	15.8%	$706,570	15.2%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except per share data)	2019	2018	2019	2018

Net sales	$741,076	$706,570	$1,373,997	$1,331,465
Cost of sales	624,089	599,102	1,157,663	1,127,625
Gross profit	116,987	107,468	216,334	203,840

Selling, general and administrative expenses	84,664	82,521	165,899	163,421
Restructuring and other charges	-	-	703	-
Income from operations	32,323	24,947	49,732	40,419

Other income/(expense), net	184	182	382	298
Income tax provision	(8,839)	(6,903)	(13,719)	(11,191)
Net income	$23,668	$18,226	$36,395	$29,526

Earnings per common share:
Basic	$0.90	$0.68	$1.38	$1.10
Diluted	$0.89	$0.68	$1.37	$1.10

Shares used in the computation of earnings per common share:
Basic	26,337	26,686	26,348	26,760
Diluted	26,494	26,820	26,506	26,868

	June 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2019	2018
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$69,739	$91,703
Accounts receivable, net	500,912	447,698
Inventories, net	175,904	119,195
Income taxes receivable	56	922
Prepaid expenses and other current assets	7,054	9,661
Total current assets	753,665	669,179
Property and equipment, net	59,468	51,799
Right-of-use assets, net	15,169	-
Goodwill	73,602	73,602
Intangibles assets, net	8,918	9,564
Other assets	980	1,211
Total Assets	$911,802	$805,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$260,162	$201,640
Accrued payroll	26,037	24,319
Accrued expenses and other liabilities	35,036	33,840
Total current liabilities	321,235	259,799
Deferred income taxes	17,194	17,184
Operating lease liability	11,727	-
Other liabilities	1,479	2,469
Total Liabilities	351,635	279,452
Stockholders’ Equity:
Common stock	288	288
Additional paid-in capital	117,212	115,842
Retained earnings	477,405	441,010
Treasury stock at cost	(34,738)	(31,237)
Total Stockholders’ Equity	560,167	525,903
Total Liabilities and Stockholders’ Equity	$911,802	$805,355

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands)	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net income	$23,668	$18,226	$36,395	$29,526
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,368	3,429	7,077	6,729
Stock-based compensation expense	564	258	833	465
Provision for doubtful accounts	(602)	277	(346)	694
Deferred income taxes	10	-	10	429
Loss on disposal of fixed assets	118	-	118	-

Changes in assets and liabilities:
Accounts receivable	(66,362)	(55,937)	(52,868)	1,452
Inventories	(38,239)	(21,867)	(56,709)	(11,565)
Prepaid expenses and other current assets	151	(395)	3,473	2,326
Other non-current assets	112	(117)	231	(1,997)
Accounts payable	56,060	48,684	58,181	6,163
Accrued expenses and other liabilities	6,383	11,716	6,934	7,296
Net cash provided by (used in) operating activities	(14,769)	4,274	3,329	41,518

Cash Flows from Investing Activities:
Purchases of equipment	(7,305)	(4,920)	(13,877)	(9,927)
Net cash used in investing activities	(7,305)	(4,920)	(13,877)	(9,927)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	-	-	-	859
Repayment of short-term borrowings	-	(859)	-	(859)
Dividend payment	-	-	(8,452)	(9,122)
Purchase of treasury shares	(2,207)	(1,387)	(3,501)	(4,384)
Issuance of stock under Employee Stock Purchase Plan	622	605	609	605
Payment of payroll taxes on stock-based compensation through shares withheld	(72)	-	(72)	-
Net cash used in financing activities	(1,657)	(1,641)	(11,416)	(12,901)
Increase (decrease) in cash and cash equivalents	(23,731)	(2,287)	(21,964)	18,690
Cash and cash equivalents, beginning of period	93,470	70,967	91,703	49,990
Cash and cash equivalents, end of period	$69,739	$68,680	$69,739	$68,680

Non-cash Investing Activities:
Accrued capital expenditures	$2,081	$1,281	2,081	1,281

Supplemental Cash Flow Information:
Income taxes paid	$11,671	$7,990	$11,962	$8,309

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, favorable resolution of a contract dispute, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended June 30,			LTM Ended June 30, (1)
	2019	2018	% Change	2019	2018	% Change
Net income	$23,668	$18,226	30%	$71,461	$63,366	13%
Depreciation and amortization	3,368	3,428	(2%)	14,412	12,858	12%
Income tax expense	8,839	6,903	28%	26,600	21,056	26%
Interest expense	20	28	(29%)	142	121	17%
EBITDA	35,895	28,585	26%	112,615	97,401	16%
Restructuring and other charges (2)	-	-	100%	1,670	2,695	(38%)
Stock-based compensation	564	258	119%	1,448	822	76%
Adjusted EBITDA	$36,459	$28,843	26%	$115,733	$100,918	15%

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2019 consist of severance and other charges related to internal restructuring activities.
Restructuring and other charges in LTM 2018 consist of a 2017 fourth quarter one-time bonus paid to all employees except executive officers as well as severance and relocation costs for our Softmart facility incurred in the second quarter 2017.
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Earnings Per Share are considered non-GAAP financial measures (see note above in Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that these non-GAAP disclosures provide helpful information with respect to the Company's operating performance.

(amounts in thousands, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change	2019	2018	% Change
Net income	$23,668	$18,226		$36,395	$29,526
Restructuring and other charges, net of tax (1)	-	-		510	-
Adjusted Net Income	$23,668	$18,226	30%	$36,905	$29,526	25%
Diluted shares	26,494	26,820		26,506	26,868
Adjusted Diluted Earnings per Share	$0.89	$0.68	31%	$1.39	$1.10	27%

(1) Restructuring and other charges in 2019 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations Contact:
Tom Baker, 603.683.2505
Tom.Baker@connection.com